Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-200212

PROSPECTUS ADDENDUM

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated November 14, 2014)

UBS AG

Debt Securities and Warrants

When UBS AG initially offered your debt securities or warrants, UBS AG prepared either a preliminary prospectus supplement, a preliminary pricing supplement, a preliminary terms supplement and/or a free writing prospectus (each, a “preliminary offering document”) relating to your debt securities or warrants. UBS AG may have also prepared an index supplement, a product supplement and/or a prospectus supplement (each, an “applicable supplement”), dated as of various dates, each of which supplements and forms part of the preliminary offering document(s) relating to your debt securities or warrants. Any applicable supplements are identified in the preliminary offering document(s) relating to your debt securities or warrants.

This prospectus addendum supplements the preliminary offering document(s), dated as of various dates, relating to your debt securities or warrants. You should read this prospectus addendum and the preliminary offering document(s), together with any applicable supplements and the base prospectus dated November 14, 2014.

On June 9, 2015, UBS AG announced that it will transfer, effective June 14, 2015 (the “asset transfer date”), UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland to UBS Switzerland AG. UBS AG may determine to defer the asset transfer date and, if it does so, will announce such deferral.

In connection with the transfer, UBS Switzerland AG will become a co-obligor of the debt securities and warrants issued by UBS AG before the asset transfer date. Any debt securities and warrants issued by UBS AG on or after the asset transfer date will not have the benefit of the co-obligation of UBS Switzerland AG.

If the settlement date or original issue date, as applicable, of your debt securities or warrants occurs on or after the asset transfer date you will not have the benefit of the co-obligation of UBS Switzerland AG, even if the trade date or pricing date, as applicable, of your debt securities or warrants occurs prior to the asset transfer date.

UBS Investment Bank	UBS Securities LLC

Prospectus Addendum dated June 9, 2015